Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and the description of our role in the valuation process described under the heading “Management's Discussion and Analysis of Financial Condition and Results of Operations—Net Asset Value" in Part I, Item 2 of the Quarterly Report on Form 10-Q for the period ended March 31, 2023 of Ares Industrial Real Estate Income Trust Inc. (the “Company”), filed by the Company with the Securities and Exchange Commission on the date hereof, being included or incorporated by reference in the Company’s Registration Statement on Form S-8 (File No. 333-228818). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
May 11, 2023	Altus Group U.S. Inc.